NVE Corporation Reports First Quarter Results
Product sales increase 40 percent; net income increases 78 percent

EDEN PRAIRIE, Minn.--July 18, 2007--NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2007.

Product sales for the quarter increased 40% over the prior-year quarter to $4.27 million from $3.05 million. Total revenue, consisting of product sales and contract research and development revenue, increased 30% to $4.71 million for the first quarter of fiscal 2008 from $3.64 million in the prior-year quarter. Net income for the first quarter of fiscal 2008 increased 78% to $1.59 million, or $0.33 per diluted share, compared to $891,806, or $0.19 per share, for the prior-year quarter.

“We are pleased to report record net income for the quarter driven by strong product sales,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that many experts believe represents the next generation of microelectronics. NVE licenses its MRAM intellectual property and sells spintronic sensors and couplers to revolutionize data sensing and transmission.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in continued growth in revenue and profitability, risks associated with our reliance on several large customers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC.

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                            NVE CORPORATION
                          STATEMENTS OF INCOME
                  QUARTERS ENDED JUNE 30, 2007 AND 2006
                              (Unaudited)

                                               Quarter Ended June 30
                                                2007           2006
                                            ------------   ------------
Revenue
  Product sales                             $ 4,269,100    $ 3,053,328
  Contract research and development             440,183        581,867
                                            ------------   ------------
Total revenue                                 4,709,283      3,635,195
Cost of sales                                 1,442,968      1,399,821
                                            ------------   ------------
Gross profit                                  3,266,315      2,235,374
Expenses
  Research and development                      507,637        530,612
  Selling, general, and administrative          563,743        406,732
                                            ------------   ------------
Total expenses                                1,071,380        937,344
                                            ------------   ------------
Income from operations                        2,194,935      1,298,030
Interest income                                 224,521        111,906
Interest expense                                   -              (589)
                                            ------------   ------------
Income before taxes                           2,419,456      1,409,347
Provision for income taxes                      832,121        517,541
                                            ------------   ------------
Net income                                  $ 1,587,335    $   891,806
                                            ============   ============
Net income per share – basic                $      0.34    $      0.19
                                            ============   ============
Net income per share – diluted              $      0.33    $      0.19
                                            ============   ============
Weighted average shares outstanding
  Basic                                       4,630,570      4,616,588
  Diluted                                     4,809,915      4,693,075
Supplemental financial data
  Stock-based compensation                  $     7,292    $     2,569
  Cash paid for income taxes                $    79,313    $    44,300

                                NVE CORPORATION
                                BALANCE SHEETS
                          JUNE 30 AND MARCH 31, 2007

                                                (Unaudited)
                                               June 30, 2007    March 31, 2007
                                               --------------   --------------
ASSETS
Current assets
  Cash and cash equivalents                    $     932,140    $     397,423
  Marketable securities                            1,176,845          982,415
  Accounts receivable, net of allowance for
    uncollectible accounts of $15,000              2,295,019        2,005,005
  Inventories                                      2,072,500        2,016,858
  Deferred tax assets                                554,773        1,328,106
  Prepaid expenses and other assets                  368,555          333,587
                                               --------------   --------------
Total current assets                               7,399,832        7,063,394
Fixed assets
  Machinery and equipment                          4,660,914        4,458,948
  Leasehold improvements                             436,794          413,482
                                               --------------   --------------
                                                   5,097,708        4,872,430
  Less accumulated depreciation                    3,940,292        3,834,683
                                               --------------   --------------
Net fixed assets                                   1,157,416        1,037,747
Marketable securities, long term                  17,721,650       16,909,353
                                               --------------   --------------
Total assets                                   $  26,278,898    $  25,010,494
                                               ==============   ==============
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
  Accounts payable                             $     311,248    $     502,595
  Accrued payroll and other                          497,233          590,287
  Deferred revenue                                    35,099           29,357
                                               --------------   --------------
Total current liabilities                            843,580        1,122,239
Shareholders’ equity
  Common stock                                        46,324           46,274
  Additional paid-in capital                      18,338,115       18,289,248
  Accumulated other comprehensive loss              (173,471)         (84,282)
  Retained earnings                                7,224,350        5,637,015
                                               --------------   --------------
Total shareholders’ equity                        25,435,318       23,888,255
                                               --------------   --------------
Total liabilities and shareholders’ equity     $  26,278,898    $  25,010,494
                                               ==============   ==============